Exhibit 3.02
The Quadriga Superfund, L.P. Fourth Amended and Restated Limited Partnership Agreement (the “Agreement”) has been amended as of December 1, 2009 in the manner set forth below:
1.	The title of the Agreement has been revised to read: “Superfund Green, L.P.”

2.	The second sentence of Section 1 has been amended to read as follows:

“The name of the limited partnership is Superfund Green, L.P. (the “Partnership”).”

3.	The second sentence of Section 2(b) has been amended to read as follows:
     “The General Partner hereby establishes and designates the following Series: “Superfund Green, L.P. Series A” (“Series A”) and “Superfund Green, L.P. Series B” (“Series B”) (each, a “Series”).”
4.	The first and second sentence of Section 2(c) has been amended to read as follows:
     For the benefit of the Series A Limited Partners, the General Partner shall establish and maintain a segregated account entitled “Superfund Green, L.P. Series A Account” (the “Series A Account”). For the benefit of the Series B Limited Partners, the General Partner shall establish and maintain a segregated account entitled “Superfund Green, L.P. Series B Account” (the “Series B Account”).”

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